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                                                                      EXHIBIT 99
THURSDAY JUNE 8, 6:39 PM EASTERN TIME

COMPANY PRESS RELEASE

LIFEPOINT HOSPITALS NAMES FLEETWOOD NEW CHAIRMAN AND CHIEF EXECUTIVE OFFICER

COMPANY ALSO ANNOUNCES RICHARD H. EVANS AS NEW BOARD MEMBER

BRENTWOOD, Tenn.--(BW HealthWire)--June 8, 2000--The Board of Directors of LifePoint Hospitals, Inc. (Nasdaq:LPNT - news) today elected James M. Fleetwood, Jr., LifePoint's President and Chief Operating Officer, to the additional positions of Chairman and Chief Executive Officer. Mr. Fleetwood, age 52, will assume the positions vacated by the recent death of Scott L. Mercy in an airplane accident. DeWitt Ezell has served as interim Chairman of the Board since Mr. Mercy's death. The Board extends its sincere gratitude to Mr. Ezell for his leadership during the interim period in which he served.

The Company also announced the addition of Richard H. Evans, age 55, to its Board of Directors. This addition became effective June 1, 2000, and increased the number serving on the Board to six. Mr. Fleetwood and Mr. Evans will serve as directors until their terms expire at the Company's annual shareholders' meeting in 2002.

Mr. Fleetwood is a seasoned executive with 30 years experience in the healthcare industry. He has served as LifePoint Hospitals' President and Chief Operating Officer since the Company's inception when it spun off from HCA - The Healthcare Company in May of 1999. Prior to joining LifePoint, Mr. Fleetwood served HCA as President of its Florida Group and, prior to joining HCA, served HealthTrust, Inc. as Regional Vice President of its Gulf Coast Region.

"After getting past the shock of losing Scott to such a tragedy, there was but one choice of who should fill the Chairman and Chief Executive Officer role. That choice was obviously Jim. Today, the Board was excited about unanimously electing Jim to these positions. He is an exceptional hospital operator and will continue to serve the Company well in his new roles," said Ezell.

Commenting on his appointment to the position of Chairman and Chief Executive Officer, Mr. Fleetwood said, "While Scott's death is a tragic personal loss to all of us at LifePoint, we are well-positioned to continue our commitment to the five core values he helped define. Those values are to deliver high quality patient care, support our physicians, provide excellent workplaces for our employees, provide community value, and ensure fiscal responsibility. Scott did a great job of forming a cohesive management team full of people who are not only experienced in healthcare management, but who are highly dedicated to these five values. I will continue to lead that team and, by remaining focused on the principles on which this company was built, LifePoint Hospitals will continue its success."

Mr. Evans' business acumen stems from a varied and highly successful career that includes sports, communications, entertainment, hospitality and leisure/recreation industries. He currently serves as Chairman of Evans Holdings, a real estate investment and real estate services company. Prior to forming Evans Holdings in 1998, Mr. Evans served as President and Chief Executive Officer for privately-held Huizenga Sports and Entertainment Group; Chief Operating Officer of Nashville-based Gaylord Entertainment Group; President and Chief Executive Officer of DORNA, USA; President and Chief Executive Officer of Madison Square Garden Corporation; Chairman, President, and Chief Executive Officer of Radio City Music Hall Productions, Inc.; and Founder and President of Leisure General Corporation. He has also worked in design, construction, and operational planning for Marriott's Great America theme parks, Ringling Brothers, Barnum & Bailey Circus, and Walt Disney Company. Throughout his career, numerous directorships and organizational appointments have been held.

Commenting on the addition of Mr. Evans to the Board, Mr. Fleetwood added, "We are privileged to have someone of Dick Evans' experience and reputation join our Board. He is highly regarded around the world, and we look forward to the contributions he will make to LifePoint Hospitals."

LifePoint Hospitals, Inc. was established as a publicly traded company on May 11, 1999, through a spin-off from HCA - The Healthcare Company. LifePoint, headquartered in Brentwood, Tennessee, currently owns and operates 21 hospitals in non-urban areas and is affiliated with over 6,000 healthcare professionals.

Contact:

     LifePoint Hospitals Inc., Brentwood
     Paula Hutson, 615/372-8500